EXHIBIT 99.1

SANGAMO BIOSCIENCES REPORTS SECOND-QUARTER FINANCIAL RESULTS

Richmond, California – July 28, 2003 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the second quarter ended June 30, 2003. The consolidated net loss computed in accordance with generally accepted accounting principles (GAAP), which includes non-cash and restructuring charges, was $3.3 million, or $0.13 per share. In the comparable quarter of 2002, Sangamo reported a consolidated GAAP net loss of $3.6 million, or $0.15 per share. Excluding non-cash charges, the consolidated pro forma net loss in the second quarter of 2003 was $3.2 million, or $0.13 per share. Comparatively, the consolidated pro forma net loss excluding non-cash charges was $3.4 million, or $0.14 per share, in the same period last year.  Non-cash charges in the second quarter of 2003 were $49,000 and were solely related to stock-based compensation expenses.  In comparison, non-cash charges of $268,000 in the second quarter of 2002 comprised stock-based compensation expenses and patent amortization charges.

Revenues for the second quarter of 2003 were $518,000 as compared with second quarter 2002 revenues of $366,000. The principal components of second quarter 2003 revenues were revenues from Sangamo’s partnerships in the areas of human therapeutics, Enabling Technology Agreements and government research grants.

Total second quarter 2003 operating expenses were $4.2 million as compared with $4.3 million in the prior year period. Research and development expenses were $3.1 million for the three months ended June 30, 2003 and $3.2 million for the three months ended June 30, 2002. General and administrative expenses were $1.2 million for the second quarter of 2003 as compared with $1.2 million for the same period last year.

Net interest and other income for the second quarter of 2003 was $429,000 and $346,000 in the comparable period last year.

At June 30, 2003, the company had cash, cash equivalents, and investments of $47.8 million. Total shares outstanding at June 30, 2003 were 24.8 million.

Second-Quarter 2003 Highlights

Highlights of the second quarter included:

•                  Sangamo scientists and their academic collaborators made eleven presentations at the 6th Annual Meeting of the American Society of Gene Therapy (ASGT) held in Washington, DC in June.  The presentations focused on the company’s advances in ZFP TherapeuticsTM, zinc finger DNA-binding proteins (ZFPs) that are being developed to treat and cure human disease.

•                  At the ASGT meeting, Sangamo presented preliminary data from a new therapeutic initiative – the development of ZFP technology for the treatment and potential cure of human diseases caused by genetic defects.  ZFP-Mediated Gene Correction represents a novel therapeutic approach that may allow a mutated gene sequence to be permanently corrected and thus to provide normal gene function. This technology could be used to treat, and potentially cure, a number of genetic diseases such as severe combined immunodeficiency, sickle cell anemia, Gaucher’s disease, hemophilia and potentially many others.

•                  Also at the ASGT meeting, new preclinical animal data were presented from Sangamo’s lead therapeutic program to develop a novel treatment for peripheral vascular disease. The work was carried out, in collaboration with Sangamo, by scientists from the Therapeutic Angiogenesis Research Program at Duke University Medical Center.  The study demonstrated that the ZFP transcription factor (ZFP TF) designed to upregulate the endogenous VEGF-A gene was efficacious in a rabbit ischemic hind limb model.  Treatment with the ZFP TF resulted in a statistically significant increase in blood flow in the ischemic limb as well as a reduction in cell death after induction of ischemia, increased endothelial cell proliferation, and increased blood vessel density. Furthermore, the increase in blood flow was noted much earlier for VEGF ZFP TF treatment than has been previously reported for other angiogenic agents. The study was sponsored by Edwards Lifesciences Corporation (NYSE: EW). Sangamo and Edwards Lifesciences are collaborating to develop novel treatments for ischemic heart disease and peripheral vascular disease.

•                  Data from this same preclinical animal study were also presented by Sangamo collaborator, Qunsheng Dai, M.D., who was awarded the Young Investigator Award by the Society for Vascular Medicine and Biology.  The award was presented at the Society’s 14th Annual Meeting held in Chicago June 6-8, 2003.  Dr. Dai is a research associate in the Division of Cardiology, Department of Medicine, Duke University Medical Center

Six-Month Results

For the six-month period ended June 30, 2003 the consolidated GAAP net loss was $6.2 million, or $0.25 per share compared with a consolidated GAAP net loss of $8.1 million, or $0.33 per share, in the comparable period in 2002. Included in the six-month GAAP net loss were non-cash charges totaling $157,000 in 2003.  In the same six-month period in 2002 the GAAP net loss included non-cash charges of $1.4 million and restructuring expenses of $190,000. Excluding these charges, the pro forma net loss was $6.0 million, or $0.24 per share, in 2003, and $6.5 million, or $0.27 per share, in the comparable period in 2002. Revenues for the first six months of 2003 were $1.1 million as compared to $867,000 in the same period of 2002. Total expenses for the six months ended June 30, 2003 and 2002 were $7.8 million and $9.8 million, respectively.

Conference Call

Sangamo will host a conference call today at 2:00 p.m. PDT that will be open to the public.  During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to the rest of 2003.

The conference call dial-in numbers are 800-730-7991 for domestic callers and 706-634-7552 for international callers.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 5:00 p.m. PDT on July 28, 2003 to 9:00 p.m. PDT on August 4, 2003.  The conference call replay numbers for domestic and international callers are 800-642-1687 and 706-645-9291, respectively.  The conference ID number for the replay is 1832550.

About Sangamo

Sangamo BioSciences, Inc., of Richmond, CA, is focused on the research and development of novel transcription factors for the regulation of gene expression. The company’s most advanced therapeutic development program involves the use of transcription factors for the treatment of peripheral vascular disease. Other therapeutics development programs are focused on cardiovascular disease, cancer, and neuropathic pain. Sangamo’s proprietary technology enables the engineering of transcription factors known as zinc finger DNA-binding proteins, or ZFPs. By engineering ZFPs so that they can recognize a specific gene, Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. The company is developing ZFP TFs as a fundamentally enabling technology for commercial applications in human therapeutics, pharmaceutical discovery and plant agriculture.  In Sangamo’s newest therapeutic initiative, ZFP-Mediated Gene Correction, ZFP technology is being developed for the treatment of human diseases caused by genetic defects.  For more information about Sangamo, visit the company’s web site at www.sangamo.com.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and applications of Sangamo’s ZFP TF Therapeutic programs. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors. See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Contact:	Elizabeth Wolffe, Ph.D.
510-970-6000, x271
ewolffe@sangamo.com

- Financials Attached -

SELECTED FINANCIAL DATA

(in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Consolidated Statement of Operations Data:
Total revenues	$518	$366	$1,069	$867
Operating expenses:
Research and development	3,069	3,157	5,812	7,469
General and administrative	1,152	1,186	2,031	2,136
Restructuring charge	—	—	—	190
Total operating expenses	4,221	4,343	7,843	9,795
Loss from operations	(3,703)	(3,977)	(6,774)	(8,928)
Interest and other income, net	429	346	605	810
Net loss	$(3,274)	$(3,631)	$(6,169)	$(8,118)
Basic and diluted net loss per common share	$(0.13)	$(0.15)	$(0.25)	$(0.33)

Shares used in computing basic and diluted net loss per common share	24,788	24,439	24,761	24,398

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Pro-Forma Operations Data (1):
Total revenues	$518	$366	$1,069	$867
Research and development	3,056	2,989	5,743	6,227
General and administrative	1,116	1,086	1,943	1,948
Operating expenses	4,172	4,075	7,686	8,175
Interest and other income, net	429	346	605	810
Net loss	$(3,225)	$(3,363)	$(6,012)	$(6,498)
Basic and diluted net loss per common share	$(0.13)	$(0.14)	$(0.24)	$(0.27)

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Reconciliation Between Net Loss on a GAAP Basis and Pro Forma Net Loss:
GAAP net loss attributable to common stockholders	$(3,274)	$(3,631)	$(6,169)	$(8,118)
Stock based compensation	49	148	157	1,190
Patent amortization	—	120	—	240
Restructuring charge	—	—	—	190
Pro forma net loss	$(3,225)	$(3,363)	$(6,012)	$(6,498)

	June 30, 2003	Dec 31, 2002
	(Unaudited)
Condensed Balance Sheet Data:
Cash, cash equivalents, investments, and interest receivable	$47,784	$52,575
Total assets	50,045	56,227
Total stockholders’ equity	48,310	54,246

(1) The above pro forma non-GAAP information is based upon our unaudited consolidated statements of operation for the periods shown with certain adjustments. This presentation is not in acordance with, or an alternative for, generally accepted accounting principles (GAAP). However, management believes pro forma non-GAAP reporting provides useful insight into the Company’s on-going operations and trends that affect the core business and uses such reporting internally to evaluate and manage the Company’s operations. Sangamo has chosen to provide this information to investors to enable them to compare and evaluate operating results and as a means to emphasize the results of on-going operations.